Exhibit 99.1

Bison Capital Acquisition Corp. Announces Pricing of $52.5 Million Initial Public Offering

New York City & Hong Kong, June 19, 2017 / Bison Capital Acquisition Corp. (NASDAQ: BCACU, the “Company” or “Bison”) announced today that it priced its initial public offering of 5,250,000 units at $10.00 per unit. The units are expected to be listed in on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “BCACU” beginning June 20, 2017. Each unit consists of one ordinary share, one half of one warrant, each whole warrant to purchase one ordinary share at a price of $11.50 per whole share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, warrants and rights are expected to be listed on NASDAQ under the symbols “BCAC,” “BCACW,” and “BCACR,” respectively.

The underwriters have been granted a 30-day option to purchase up to an additional 787,500 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on June 23, 2017, subject to customary closing conditions.

EarlyBirdCapital, Inc., acted as sole book-running manager and Chardan and I-Bankers acted as co-managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 19, 2017. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bison

Bison is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus on businesses that have their primary operations located in Asia and North America in the healthcare, consumer services and media/entertainment industries. Bison is being sponsored by Bison Capital Holding Company Limited.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Bison Capital Acquisition Corp.
+1 9493506999

James J. Tong
CEO
jamestong@bisonholding.com

Source: Bison